Exhibit 99.1

April 3, 2025

Dear Fellow Stockholder:

Thank you for your investment in SmartStop Self Storage REIT, Inc. (“SmartStop”). I am writing to you to share an important and exciting update for SmartStop regarding SmartStop’s recently concluded underwritten public offering (the “Offering”) and related listing of its newly issued unclassified common stock (the “Listed Shares”) on the New York Stock Exchange (the “NYSE”). On April 2, 2025, the Listed Shares began trading on the NYSE under the ticker symbol (“SMA”). On April 3, 2025, SmartStop consummated the Offering, raising approximately $874.4 million in net proceeds.

SmartStop filed its initial registration statement on Form S-11 with the Securities and Exchange Commission (“SEC”) on April 22, 2022, with the intent to issue shares of its common stock in an underwritten public offering when the time was right. Since then, our team has worked diligently to effectively position SmartStop for future growth and success. SmartStop’s executive management team, together with its Board of Directors, believe the Offering is an important step towards providing SmartStop access to attractive capital available from the public markets in addition to providing pre-existing stockholders (Class A and Class T stockholders) liquidity when their shares automatically convert into the Listed Shares after the six-month initial lock-up period expires on October 1, 2025. Net proceeds from the Offering in the amount of $874.4 million were used to, among other things, redeem 100% of the outstanding Series A Convertible Preferred Stock, reduce outstanding debt and fund recent property acquisitions. We believe that this will strengthen SmartStop’s balance sheet and, over time, improve SmartStop’s cost of capital and enhance SmartStop’s performance through internal and strategic external growth.

Now is an exciting time for self storage real estate and our team is enthusiastic and focused on creating value for SmartStop’s stockholders through the public markets. As we enter the next chapter of SmartStop’s history, we want to express our sincere gratitude to SmartStop’s pre-existing stockholders who have supported SmartStop’s mission over the years.

Of course, we understand that legacy holders of Class A and Class T common stock will likely have questions regarding this announcement and how it impacts their holdings. Please refer to the enclosed list of “Frequently Asked Questions,” which addresses most questions received from pre-existing stockholders. Moreover, please look out for further communications from us, as we will continue to share new updates on the progress of SmartStop in the coming months.

Continued Successes,

H. Michael Schwartz

Founder, Chairman & Chief Executive Officer

Frequently Asked Questions

1.	What is SmartStop’s stock ticker symbol on the NYSE?

SMA

2.	Why did SmartStop complete the Offering and list the Listed Shares on the NYSE?

SmartStop completed the Offering and listed the Listed Shares on the NYSE in order to enhance its ability to access the public capital markets, raise capital to strengthen its balance sheet and position SmartStop for further growth, while providing a liquidity option for its pre-existing stockholders.

3.	When did the Listed Shares start trading on the NYSE?

The Listed Shares began trading on the NYSE on April 2, 2025.

4.	What was the public offering price for the Listed Shares?

The public offering price for the Listed Shares was $30.00 per share. The Listed Shares are now listed and trade on the NYSE. The trading price of the Listed Shares can be expected to fluctuate over time and will depend on a number of factors, including the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate based companies), our financial performance and general stock and bond market conditions, as well as factors unrelated to our performance.

5.	Are pre-existing stockholders able to sell their shares immediately on the NYSE?

No. Pre-existing stockholders are not able to sell their shares on the NYSE until the six-month lock-up period expires on October 1, 2025. As is common for non-traded REITs that list their shares and conduct a concurrent public offering, our Board of Directors (our “Board”) and the underwriting group believed it was important to briefly delay liquidity to attempt to stabilize our public stock price during the first six months of trading activity. Note that SmartStop’s management and members of the Board will also not be permitted to sell their shares until that date as well.

Pursuant to SmartStop’s charter, upon the six-month anniversary of the listing date (October 1, 2025), each outstanding share of SmartStop’s Class A common stock and Class T common stock will automatically, and without any stockholder action, convert into one Listed Share, and thereafter be freely tradable on the NYSE. Current holders of Class A common stock and Class T common stock will not be able to sell such shares on the NYSE until such conversion occurs.

6.

On October 1, 2025, which is the six-month anniversary of the initial listing of SmartStop’s common stock on the NYSE, do I need to do anything for the conversion of Class A common stock and Class T common stock to NYSE-listed common stock if I hold my shares directly?

No. However, if you currently hold your shares directly with SS&C and wish to transfer to a brokerage account once the conversion of Class A common stock and Class T common stock to the Listed Shares is completed, you will be receiving additional communication from us on how to effectuate such transfer. This will include receiving a Direct Registration Transaction Advice (DRTA), which you will be able to use to move your shares to a brokerage account for trading. We will communicate with you again as we get closer to the lock-up expiration.

7.	What if my common stock is held with a custodian or bank?

If your shares are held with a custodian or bank, our transfer agent, SS&C, will send you a transaction statement once the lock-up has expired and your shares convert to the Listed Shares. Some custodians and banks may proactively transfer your shares to your brokerage account, while others may need your authorization and instruction. Contact your financial advisor for assistance. We will communicate with you again as we get closer to the lock-up expiration.

8.	Will there be any change to my share ownership?

Yes. Shortly after listing, SmartStop will instruct its transfer agent to redeem any fractional shares you may own. This is an important step that must be completed prior to your shares being listed on the NYSE. We expect that the payment method you will receive for such fractional share redemption, if any, will be the same method as you presently receive for your distributions. We further expect that the price paid for such fractional shares will be the current public trading price as of the day we complete such redemption.

9.	Will there be any changes to distributions for Class A and Class T stockholders?

Yes. While any distributions must be authorized by our Board and declared by SmartStop at such times and in such amounts as our Board determines, SmartStop has adjusted the distribution rate to align with publicly traded REITs and plans to move to quarterly distributions after the six-month lock-up period concludes.

On March 21, 2025, our Board declared a monthly distribution to our Class A and Class T common stockholders of record as of April 30, 2025 at the rate equal to $0.1973 per share (or $2.40 annualized) multiplied by a fraction, the numerator of which is the number of days in the month of April 2025 immediately preceding the effective date of this offering, and the denominator of which is 30 (the “Pre-Listing Distribution”). In addition, our Board declared a monthly distribution to all common stockholders of record as of April 30, 2025 at a rate equal to approximately $0.1315 per share (or $1.60 annualized) multiplied by a fraction, the numerator of which is the number of days in the month of April 2025 from and after the effective date of this offering, and the denominator of which is 30 (the “Post-Listing Distribution”). Our existing Class A and Class T stockholders will be entitled to both the Pre-Listing Distribution as well as the Post-Listing Distribution, payable in May 2025. Purchasers of shares of common stock in this offering will only receive the Post-Listing Distribution on such shares, payable in May 2025.

10.	Why is the public offering price for the Listed Shares in the Offering different from the last estimated net asset value per share?

On March 12, 2025, and as required pursuant to FINRA rules, our Board approved a revised estimated net asset value per share of $14.50 (the “Estimated Per Share NAV”). The Estimated Per Share NAV was determined after consultation with an independent third-party valuation firm and based on the estimated value of SmartStop’s assets, less the estimated value of its liabilities, divided by the number of shares of Class A Common Stock and Class T Common Stock outstanding on a fully diluted basis, in each case as of June 30, 2024. This valuation was performed in accordance with the methodology provided in practice guideline 2013-01, valuations of publicly registered non-listed REITs, issued by the Institute for Portfolio Alternatives, in addition to guidance from the SEC.

Subsequent to this, on March 20, 2025, we completed a one-for-four reverse stock split of our outstanding Class A and Class T shares (the “Reverse Split”). As a result of the Reverse Split, every four shares of our outstanding common stock were automatically changed into one issued and outstanding share of common stock, rounded to the nearest 1/1000th share. While the number of shares decreased, the total value of holdings remained the same. In connection with this, our Estimated Per Share NAV and annual distribution rate were adjusted proportionally to $58.00 and $2.40, respectively. There was also no impact on any stockholder voting rights or ownership as a result of the Reverse Split.

In contrast to the Estimated Per Share NAV, the public offering price for the Listed Shares in the Offering was determined based on current self storage fundamentals, market conditions and public company valuations. These assumptions and valuation approaches differ from those used by third-party valuation firms determining private company valuations, such as our Estimated Per Share NAV.

Further, the Estimated Per Share NAV as of June 30, 2024 does not represent the fair value of SmartStop’s assets less its liabilities according to GAAP, nor does it represent a liquidation value of SmartStop’s assets and liabilities or the amount its shares of common stock would trade at on a national securities exchange, such as NYSE. The current NYSE trading price is a dynamic and real-time reflection of market clearing prices between a willing seller and willing buyer of SmartStop’s shares.

Please note that it is common for the market capitalization of a company to be different from the NAV or book value of a company’s underlying assets (market capitalization is the total value of a company’s outstanding stock, calculated by multiplying the price of a share of SmartStop’s stock and the total number of shares outstanding).

11.	Did SmartStop’s management or Board receive any fees for the listing or sell any shares of common stock?

No. None of our directors or executive officers received any listing fee or disposition fee in connection with the Offering or listing our shares on the NYSE. As of today, the directors and executive officers of the company collectively own approximately 5.7% of all outstanding shares of common stock and OP units. Further, directors and executive officers signed lock-up agreements with the underwriters such that they cannot sell or otherwise dispose of any of their common stock or any securities convertible into or exercisable or exchangeable for shares of SmartStop’s common stock until at least October 1, 2025, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters of the Offering.

12.	Has SmartStop’s distribution reinvestment plan (the “DRP”) and share redemption program (the “SRP”) been impacted by the listing on the NYSE and the Offering?

The DRP and SRP remain suspended at this time for investors who own shares of either Class A common stock or Class T common stock. We plan to terminate the DRP and SRP in the near future.

13.	Where can I find additional information and details regarding the listing on the NYSE, the Offering, SmartStop and its properties, strategy, management team, etc.?

A copy of the final prospectus for the Offering can be found on our website at https://investors.smartstopselfstorage.com, as well as on the SEC’s website www.sec.gov (click Filings, then Company Filing Search, then enter “SMA” or “SmartStop Self Storage REIT” in the Company and Person Lookup field). Other information is also available at those websites, including our Forms 10-K, 10-Q, 8-K (including Supplemental Information) and ownership disclosures.

14.	Who do I contact if I have questions?

SmartStop’s Investor Services team can be reached at (833) 404-4110 or by email to ir@smartstop.com. You can also visit the Investor Relations page on SmartStop’s website at https://investors.smartstopselfstorage.com.